Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Organicell Regenerative Medicine, Inc. on Form S-1 of our report dated February 14, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Organicell Regenerative Medicine, Inc. as of October 31, 2021 and 2020 and for the years ended October 31, 2021 and 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp
Marcum llp Fort Lauderdale, FL September 22, 2022